UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2011

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Cytomedix, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

209 Perry Parkway, Suite 7, Gaithersburg, MD 20877
(Address of Principal Executive Office) (Zip Code)

240-499-2680
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

           The registrant hereby incorporates by reference the disclosure made in Item 2.03 below.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 15, 2011, Cytomedix, Inc. (the “Company”) entered into a Letter Agreement (the “Agreement”) with an unaffiliated third party, JMJ Financial Group Inc. (“JMJ”), relating to a private placement of up to $1.3 million in principal amount of a three-year convertible promissory note (the “JMJ Note”) providing for advances in the following amounts: (i) $600,000 paid to the Company at the closing of the investment on July 18, 2011, (ii) $200,000 to be paid to the Company within 60 days of the closing of this investment provided that (a) there is no event of default at the time of such payment and (b) the trading volume of the Company’s common stock for the previous 22 trading days is at least $500,000, and (iii) on a best efforts basis and at JMJ’s election to pay the remaining amount commencing 210 days following the closing of the investment, in monthly installments of $150,000, but in no case later than the maturity date of the note, which payment amount and schedule may be changed, subject to JMJ’s discretion upon written notice to the Company. JMJ has the option to provide additional funding of up to $1.5 million on substantially the same terms. In the event JMJ elects to execute an additional note in the amount of $500,000 and to enforce the conversion “ceiling” (discussed below), the Company may elect to cancel within three days of JMJ’s execution in exchange for a one-time penalty in the amount of 20% of the unfunded amount, which can be added either to the balance of the note or paid in cash, at the Company’s discretion. Finally, in the event JMJ elects to execute additional notes in an additional amount of up to $1 million, the Company may elect to cancel such notes at no fee or penalty. The JMJ Note is convertible into shares of the Company’s common stock based on 80% of the average of the three lowest closing prices in the 20 trading days prior to the date of conversion. The JMJ Note bears a one-time 4% interest charge, which can be paid in shares of common stock at the conversion rate. The conversion is subject to a “ceiling” of $0.80 per share which is applicable to the initial $800,000 of the funding, and a “floor” of $0.25 per share. The JMJ Note may not be prepaid by the Company unless approved by JMJ. JMJ’s funding obligations are secured and collateralized over the remainder of the three-year period. The JMJ Note also includes customary default provisions related to payment of principal and interest and bankruptcy or creditor assignment. In addition, it will constitute an event of default under the JMJ Note if the Company is not be eligible to transfer shares by DWAC/FAST or becomes delinquent in its filings with the Securities and Exchange Commission. The foregoing description of the Letter Agreement and JMJ Note does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreements and documents.

On July 15, 2011, the Company also entered into Subscription Agreements with four of its existing shareholders in connection with the sale of the Company’s 12% convertible promissory notes maturing on March 31, 2012 (the “Notes”) for a total investment in the amount of $600,000 (the “Note Offering”). The Notes bear interest at the rate of 12% per annum that is payable quarterly commencing on September 30, 2011. The Note holders may, at their option, at any time prior to the maturity date of the Note, convert the unpaid principal amount and accrued interest into shares of the Company’s common stock, which number is determined by dividing the Note conversion amount by the conversion price equal to 90% of the volume-weighted average price for the 10 trading days prior to the conversion date, subject to a conversion “ceiling” of $0.50 per share. The Notes may be prepaid at any time after January 12, 2012, without premium or penalty. The Subscription Agreement and the Notes contain other terms and provisions that are customary for instruments of this nature. The foregoing description of the Subscription Agreement and the Notes does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreements and documents.

All investors in the JMJ Offering and the Note Offering were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company sold the securities in each respective offering in transactions not involving a public offering and in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 of Regulation D promulgated under the Securities Act. The securities sold in each respective offering may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Other than disclosed above, there are no discounts or brokerage fees associated with either offering. The net proceeds of such offerings will be used for general corporate and working capital purposes.

Item 3.02    Unregistered Sales of Equity Securities

           The registrant hereby incorporates by reference the disclosure made in Item 2.03 above.

 Item 7.01    Regulation FD Disclosure

           Attached, as Exhibit 99.1, is the press release issued in connection with the foregoing events. The information in Exhibit 99.1 is not “filed” pursuant to the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any Securities Act registration statements. Additionally, the submission of this report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

Item 9.01    Financial Statement and Exhibits

(d)	Exhibits.

99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Martin P. Rosendale
Martin P. Rosendale Chief Executive Officer

Date:  July 20, 2011